Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 10, 2011 with respect to the consolidated financial statements, per share data and ratios, financial statement schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended March 31, 2011 of Capital Southwest Corporation and subsidiaries, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Dallas, TX

October 21, 2011